Transition Agreement	10/14/2006

Stephen A. Aanderud

Exhibit 10.2

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the "Agreement") is made and entered into as of October 1, 2006 (the "Effective Date"), by and between DayStar Technologies, Inc., a Delaware corporation (the "Company") and Stephen A. Aanderud ("Executive").

WITNESSETH:

WHEREAS, Executive has determined, and the Board of Directors of the Company (the "Board") has accepted, that it is in the best interests of the Company and its stockholders for Executive to resign as the Company's and the Company's subsidiaries' Chief Financial Officer, Treasurer & Secretary through November 15, 2006; and

WHEREAS, Executive and the Company wish to terminate and supersede the provisions of the Amended and Restated Employment Agreement (“Employment Agreement”), executed as of January 1, 2006 between Executive and Company;

WHEREAS, the Company desires to retain the services of Executive as an independent consultant after the termination of the Employment Agreement on terms modified from those reflected in the Employment Agreement, and to enter into a independent contractor’s agreement (the “Independent Contractor’s Agreement”) (in substantially the form attached hereto as Exhibit A) embodying the terms of such modified relationship; and

WHEREAS, the parties hereto wish to enter into this Agreement to provide for an orderly transition of Executive's responsibilities:

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	Resignation as Officer and Employee

As of November 15, 2006, the (“Transition Effective Date”), Executive has and shall (a) voluntarily and irrevocably resigned as (i) the Company's Chief Financial Officer, Treasurer & Secretary, (ii) the Chief Financial Officer, Treasurer & Secretary of the Company's subsidiary, DayStar Solar, LLC and (iii) a trustee of the Company's 401(k) Plan and Trust, and (b) accepts the position as independent contractor to the Company, to serve in that capacity until the earlier of discharge upon 30 days written notice or December 31, 2007 ("Contract Termination Date"). Thereafter, Executive may continue to serve at the pleasure of the CEO in accordance with and subject to the applicable provisions of the Independent Contractor’s Agreement, the Company's By-Laws and applicable law; provided, however, that he will tender his resignation if the Company requests anytime after October 1, 2006.

2.	Payments to Executive

(a) Upon the Transition Effective Date, the Company shall pay to Executive any accrued, unpaid salary and vacation pay, that will have accrued as of the Transition Effective Date, subject to applicable withholding taxes. Executive shall not be entitled to any other payments from the Company except as specifically provided herein.

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Transition Agreement	10/14/2006

Stephen A. Aanderud

(b) After the Transition Effective Date, and subject to the provisions of Section 3, Executive shall be entitled to severance payments equal to three (3) month's base salary, payable in accordance with the Company's usual payroll practices (every two weeks) and subject to applicable withholding taxes.

(c) At the Transition Effective Date, all options granted to the Executive pursuant to the Employee Incentive Programs of 2004 and 2006 by the Company with a grant price of less than $10.00 (the "Accelerated Option"), that would vest by December 31, 2007 shall become vested and immediately exercisable. This has the effect to accelerate 5,708 options to purchase one share of the Company’s common stock.

(d) The Executive shall have the right to purchase all vested stock options (including those granted on June 21, 2005 (8,333) until December 31, 2007, per the attached Schedule A.

(e) Upon the Transition Effective Date, the Restricted Shares of Common Stock granted to Executive by the Company (the "Restricted Shares"), that would vest by December 31, 2007 shall not be subject to the Company’s right of repurchase under the Restricted Stock Agreement so long as the Independent Contractor’s Agreement has not been terminated.

(f) Ownership of the computer and peripherals being used by Executive will transfer to the Executive. This includes the Dell D 810 being used in the Company’s offices and the Toshiba laptop purchased 12/18/2003 and currently being used in the Executive’s home office as per the Employment Agreement. Such computers will be surrendered upon termination of the Independent Contractor’s Agreement to the IT Department for removal of Company related material not needed to perform your work as an Independent Contractor to the Company.

(g) From the Effective Date to the Transition Effective Date, the Company shall reimburse Executive for interim housing, travel and other normal expenses related to Executive service to the Company as the Company’s Chief Financial Officer, Treasurer & Secretary in New York state.

3.	Conditions to Benefits

The rights of Executive to the consideration described in Sections 2(c), (d), (e) and (f), as applicable, are subject to continued satisfaction of the following conditions, which require that Executive shall not have done or do any of the following:

(a) Diverted or attempted to divert, directly or indirectly, any business of the Company, or induced, or attempted to induce, any customers of the Company not to purchase goods or services from the Company.

(b) Initiate contact with any person for the purpose of inducing or attempting to induce, directly or indirectly, any person to leave his or her employment or consulting relationship with the Company, or not accept an employment or consulting relationship with the Company (in each case, through assistance to professional recruiters or potential employers, or direct solicitation or otherwise).

(c) Materially breached his confidentiality obligations under the Executive’s Proprietary Information and Inventions Agreement, or materially breached any provision of this Agreement.

Transition Agreement	10/14/2006

Stephen A. Aanderud

(d) Initiated, filed, financed, participated as a named plaintiff in or aided any action or other proceeding against the Company or any of its officers, directors or employees (including without limitation any class action or derivative action) based upon any claims, liens, demands, causes of action, obligations, damages or liabilities, other than (i) the submission to arbitration of a claim for payments or benefits due under this Agreement pursuant to the provisions of Section 5 and (ii) as compelled by lawfully issued and served subpoena or as otherwise required by law (collectively, any "Legal Request"); provided, however, that Executive must provide the Company with immediate notice of such Legal Request by forwarding a copy of such Legal Request to the Company's Chief Executive Officer and at least one member of the Board of Directors who is not the Company's Chief Executive Officer.

(e) Initiated, filed, financed, participated in or materially aided any proxy fight or tender offer initiated against the Company, or sought to be reinstated as an officer.

(f) Disparaged the Company, or its officers, directors, employees or products, which shall include, but not be limited to, writing disparaging articles or making disparaging statements to the Company’s customers or suppliers.

(g) Become fully employed as an officer or senior level manager of a corporation or any other entity within three (3) months of the Transition Effective Date.

The Board shall determine reasonably and in good faith whether Executive has committed any of the acts or made any of the omissions described in this Section 3. If the Board determines that Executive has committed any of the acts or omissions described in this Section 3, the Board shall notify Executive in writing, stating the particular action(s) or omission(s). If the act or omission is capable of being cured, Executive shall have 10 days after receipt of the notice to cure the particular action or omission. If Executive effects a cure to the satisfaction of the Board, exercised in their good faith business judgment, the Board shall provide written notice of the rescission of the notice, and it shall be of no further force or effect. If the act or omission is not capable of being cured or is not cured, the severance benefits shall terminate as of the date of such breach.

The parties agree that if any dispute between Executive and the Company arises over whether any of the conditions in this Section 3 have been met, then the Company shall place any payments otherwise due to Executive, to the extent the Company's obligation is in dispute, in escrow with the arbitrator selected pursuant to Section 5 during the term of any such dispute.

In the event of any breach by Executive of the conditions set forth in Section 3, Executive's right to exercise the Accelerated Options pursuant to Section 2(c) shall terminate: the Company’s waiver of its right of repurchase under the Restricted Stock Agreement pursuant to Section 2(d) shall terminate; and (ii) the Company's obligation to pay COBRA premiums pursuant to Sections 2(e) shall terminate.

It shall be a further condition to the Company's obligation to provide the consideration described in Sections 2(b) through (f) that Executive deliver and not revoke the release described in Section 6 (the "Release"). Accordingly, the Company shall have no obligation to provide the consideration described in Sections 2(b) through (f) until the expiration of seven days after Executive signs and delivers (and does not revoke) such release (the "Release Effective Date").

Transition Agreement	10/14/2006

Stephen A. Aanderud

4.	Executive's Representations

Executive hereby represents and warrants to the Company that he has fully reviewed this Agreement and the transactions contemplated hereby, and that he fully understands this Agreement and such transactions. In connection with this review, Executive has had an opportunity to consult with legal counsel and with financial and other advisors of his choosing and, if he has decided not to do so, such choice was his voluntary decision. The terms of this Agreement are voluntarily accepted by Executive without duress or coercion.

5.	Dispute Resolution

Any disputes arising out of, or relating to, Executive's employment with the Company, this Agreement, or the making, performance, or interpretation of it, including any determination by the Company that Executive has breached his obligations under this Agreement, and any dispute arising out of or relating to the Release or the Note, shall be, to the maximum extent permitted by law, arbitrated in accordance with the following procedure:

(a) Any and all claims shall be submitted to final and binding arbitration before the American Arbitration Association ("AAA") in the city closest to Executive's last place of work at the Company where the AAA has an office. Such arbitration shall be in accordance with the AAA's then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA's selection procedures in effect at the time. Either party may initiate arbitration proceedings by filing a demand for arbitration with the appropriate AAA office.

(b) The arbitrator shall have the authority to grant any relief authorized by law.

(c) The arbitrator shall have exclusive authority to resolve all claims covered by this Section 5. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d) The Company and Executive will equally share all arbitration fees, deposits and administrative costs assessed by the AAA. The arbitrator shall have power to award attorneys’ fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the National Rules for the Resolution of Employment Disputes of the AAA, but shall have no other power to award attorneys' fees, costs or expert witness fees.

(e) The claims covered by the above include, but are not limited to, all claims covered by the Agreement, or the making, performance, or interpretation of it, including any determination by the Company that Executive has breached his obligations under this Agreement, and any dispute arising out of or relating to the Release or the Note, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee's relationship with the employer, and claims related to the Executive's Proprietary Information and Inventions Agreement. However, claims for workers’ compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f) Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g) The arbitrator shall issue a written arbitration decision stating the arbitrator's essential findings and conclusions upon which any award is based. A party's right for review of the decision is limited to grounds provided under applicable law.

(h) The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

(i) BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND EXECUTIVE GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

6.	Release

(a) As of the Transition Effective Date, in consideration of the benefits to be provided to Executive pursuant to the Agreement, the sufficiency of which Executive acknowledges, Executive hereby releases, on behalf of himself, his family members and his and their heirs and successors, assigns, attorneys and agents, pursuant to which Executive releases and forever discharges the Company, as well as its officers, attorneys, directors, employees, stockholders and agents, and their successors and assigns, and its employee pension benefit or welfare benefit plans and current and former trustees and administrators of such plans (collectively "Company Releasees") from any and all claims, contracts, liabilities, damages, expenses and causes of action, whether in law or in equity, known or unknown, which may have existed or which may now exist from the beginning of time to the Release Effective Date against one or more of the Company Releasees (collectively "Executive Claims"), to the extent such Executive Claims relate in any way directly or indirectly, in whole or in part to: Executive's resignation as Chief Financial Officer, Treasurer & Secretary pursuant to Section 2 of the Agreement, the fact that Executive is or was an employee, officer, director, stockholder or agent of the Company; Executive's employment or non- employment by the Company; any alleged harassment or disparagement suffered by Executive during his employment at the Company; any status, term or condition of such employment; any rights duties or obligation under the MIP and the Company EIPs; any physical or mental harm or distress arising from such termination, employment or non-employment; any claims based upon federal, state or local laws prohibiting employment discrimination, including but not limited to claims of discrimination under the Fair Employment and Housing Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, or the Employee Retirement Income Security Act of 1974; breach of contract or any other legal basis. The Release shall also include release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that Executive be advised to consult with an attorney before Executive waives any claim under the ADEA. In addition, the ADEA provides Executive with at least 21 days to decide whether to waive claims under the ADEA and seven days after Executive signs the Release to revoke that waiver.

Transition Agreement	10/14/2006

Stephen A. Aanderud

(b) Executive understands that various federal, state and local laws prohibit age, sex, national origin, race and other forms of employment discrimination and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. Executive understands that if he believed that his treatment by the Company had violated any of these laws, he could consult with these agencies and file a charge with them. Instead, Executive has voluntarily decided to accept the Company's offer in the Agreement and to waive and release any and all claims he may have under such laws.

(c) If this Agreement is subject to, and governed by, the laws of California, Executive hereby expressly waives and relinquishes any and all rights that Executive may have under Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

7.	Successors

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.	Miscellaneous

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At Executive's current address shown on the records of the Company.

If to the Company:

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, NY 12065

Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Transition Agreement	10/14/2006

Stephen A. Aanderud

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation.

(e) Executive's or the Company's failure to insist on strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement, including the Release, constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof, including without limitation the Employment Agreement by and between the Company and Executive, which, as of the Effective Date, shall be terminated and be of no further force or effect; provided, however, that Executive's Proprietary Information and Inventions Agreement shall remain in full force and effect, and stock option and related agreements pursuant to which Executive's options were granted or exercised, as the same may be modified by this Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective as of the Effective Date.

EXECUTIVE		COMPANY
Stephen A. Aanderud		DayStar Technologies, Inc.

/s/ Stephen A. Aanderud		/s/ John R. Tuttle
By:	Stephen A. Aanderud	By:	John R. Tuttle
		Its:	CEO and Chairman